Exhibit 99



For Release July 7, 2004                                      Contact:
4:01pm                                                        Richard F. Latour
                                                              President and CEO
                                                              Tel: 781-994-4800

                           MICROFINANCIAL INCORPORATED
          - Company Satisfies NYSE Continued Listing Compliance Plan -


Woburn, MA-- July 7, 2004-- MicroFinancial Incorporated (NYSE-MFI) announced today that the Company has been notified by the New York Stock Exchange {NYSE} that the Company has been removed from the NYSE's "Watch List" and is now considered a "Company in Good Standing" in accordance with the NYSE's continued listing standards currently in effect. The NYSE's decision comes as a result of MicroFinancial Incorporated's consistent positive performance with respect to the achievement of the goals and objectives outlined in its continued listing plan, the previous cure of its share price non compliance, and the achievement of a minimum of $15 million of market capitalization based upon a 30 day trading average over the NYSE's past four quarterly monitoring periods.

The Company has been preliminarily notified by the NYSE of a pending rule change on eligibility for continued listing. The Company will continue to monitor the status of this proposed change and any effect it might have on the Company's compliance with continued listing standards going forward.

In accordance with the NYSE's guidelines, the Company will be subject to a 12-month follow-up period to ensure that it remains in compliance with the NYSE's continued listing standards and will continue to be subject to its routine continued listing monitoring process.

About MicroFinancial

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.



Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.